(2)(1) Agreement and Plan of Merger dated September 14, 2007

AGREEMENT AND PLAN OF MERGER

AMONG

MASON HILL HOLDINGS, INC.,

MH 09122007, INC.,

AND

ATTITUDE DRINK COMPANY, INC.

AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of September 14 2007, among MASON HILL HOLDINGS, INC., a Delaware corporation, [the parent corporation after the Merger] (“MHHI”), MH 09122007, Inc., a Delaware corporation and a wholly-owned subsidiary of MHHI (“Acquisition”), and Attitude Drink Company, Inc., a Delaware corporation [the corporation to be acquired] (“ADCI”), such corporation in its capacity as the surviving corporation being herein sometimes called the “Surviving Corporation,” and Acquisition and ADCI being herein sometimes called the “Constituent Corporations.”

I. NAME OF SURVIVING CORPORATION; CERTIFICATE OF INCORPORATION AND BY-LAWS; BOARD OF DIRECTORS; OFFICERS

§ 1.01 Name of Surviving Corporation

The corporation which shall survive the merger (the “Merger”) contemplated hereby is Attitude Drink Company, Inc., a Delaware corporation. The name of the Surviving Corporation shall continue to be Attitude Drink Company, Inc.

§ 1.02 Certificate of Incorporation and By-laws

The certificate of incorporation (as defined in Section 104 of the General Corporation Law of the State of Delaware) and the by-laws of ADCI as in effect at the Effective Time (as defined in Section 3.02) shall from and after the Effective Time be the certificate of incorporation and the by-laws of the Surviving Corporation until they are amended.

The certificate of incorporation of MHHI as in effect at the Effective Time shall from and after the Effective Time be the certificate of incorporation of MHHI until it is amended.

§ 1.03 Board of Directors and Officers

The directors and officers of ADCI at the Effective Time shall be the directors and the officers of the Surviving Corporation, each to serve, in each case (subject to the Surviving Corporation's by-laws), until his respective successor shall have been elected and qualified.

II. STATUS AND CONVERSION OF SECURITIES

§ 2.01 Stock of ADCI

ADCI Common Stock. Each share of common stock, par value $.001 per share, of ADCI (“ADCI Common Stock”) outstanding at the Effective Time shall be converted into and exchanged for 40 shares of common stock, par value $.001 per share, of MHHI (“MHHI Common Stock”).

Surrender and Exchange of ADCI Common Stock. Immediately after the Effective Time, each holder of an outstanding certificate or certificates (the “Old Certificates”) theretofore representing shares of ADCI Common Stock, upon surrender thereof to Weed & Co. LLP (the “Exchange Agent”), shall be entitled to receive in exchange therefore a certificate or certificates (the “New Certificates”), which MHHI agrees to make available to the Exchange Agent as soon as practicable after the Effective Time, representing the number of whole shares of MHHI Common Stock into and for which the shares of ADCI Common Stock theretofore represented by such surrendered Old Certificates have been converted. No certificates or scrip for fractional shares of MHHI Common Stock will be issued, no MHHI stock split or dividend shall relate to any fractional share interest, and no such fractional share interest shall entitle the owner thereof to vote or to any rights of a stockholder of MHHI.

§ 2.06 Capital Stock of MHHI

All issued shares of MHHI Common Stock, whether outstanding or held in the treasury of MHHI, shall continue unchanged as shares of capital stock of MHHI. All outstanding MHHI warrants and MHHI stock options shall continue unchanged as securities of MHHI.

§ 2.07 Capital Stock of Acquisition

All shares of capital stock of Acquisition outstanding at the Effective Time shall be converted into and exchanged for 100,000 shares of common stock of the Surviving Corporation, except that shares of capital stock of Acquisition held in Acquisition's treasury shall be cancelled.

III. STOCKHOLDER APPROVALS; BOARD OF DIRECTORS' RECOMMENDATIONS; FILING; EFFECTIVE TIME

§ 3.01 Stockholder Approvals; Board of Directors' Recommendations

Meetings of the stockholders of MHHI and of ADCI shall be held in accordance with the General Corporation Law of the State of Delaware.

Subject to its fiduciary duty to stockholders, the Board of Directors of MHHI shall recommend to its stockholders that this Agreement, the Merger, and the other transactions contemplated hereby be adopted and approved. Subject to its fiduciary duty to stockholders, the Board of Directors of ADCI shall recommend to its stockholders that this Agreement, the Merger, and the other transactions contemplated hereby be adopted and approved.

Approval of this Agreement, the Merger, and the other transactions contemplated hereby may be approved by written consent of the stockholders holding a majority of the voting power of MHHI and ADCI.

MHHI, as the sole stockholder of Acquisition, shall, prior to the Effective Time, vote all shares of capital stock of Acquisition in favor of the adoption and approval of this Agreement, the Merger, and the other transactions contemplated hereby.

§ 3.02 Filing; Effective Time

As soon as practicable after the adoption and approval of this Agreement, the Merger, and the other transactions contemplated hereby by the respective stockholders of each of MHHI, Acquisition, and ADCI (unless one or more of the conditions contained in Articles VII and VIII have not then been fulfilled or waived, then as soon as practicable after the fulfillment or waiver of all such conditions), an appropriate certificate of merger in the form required by the General Corporation Law of the State of Delaware, shall be executed and filed in the office of the Secretary of State of the State of Delaware, at which time the Merger shall become effective (the “Effective Time”).

IV. CERTAIN EFFECTS OF MERGER

When the Merger becomes effective, the separate existence of Acquisition shall cease, Acquisition shall be merged into ADCI, and the Surviving Corporation shall possess all the rights, privileges, powers, and franchises as well of a public as of a private nature, and shall be subject to all the restrictions, disabilities, and duties of each of the Constituent Corporations; and all and singular, the rights, privileges, powers, and franchises of each of the Constituent Corporations, and all property, real, personal, and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the several and respective Constituent Corporations; and the title to any real estate vested by deed or otherwise, under the laws of the State of Delaware or any other jurisdiction, in either of the Constituent Corporations, shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities, and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred or contracted by it.

V. COVENANTS

§ 5.01 Covenants of ADCI

ADCI agrees that, unless MHHI otherwise agrees in writing:

(a) Certificate of Incorporation and By-laws. Until the earlier of the Effective Time and the rightful abandonment or termination of the Merger (the “Release Time”), no amendment will be made in the certificate of incorporation or by-laws of ADCI or of any ADCI Subsidiary (as defined in Section 6.01(a)).

(b) Shares and Options. Until the Release Time, no shares of capital stock of ADCI or any ADCI Subsidiary, options or warrants for such shares, rights to subscribe to or purchase such shares, or securities convertible into or enchangeable for such shares, shall be issued or sold by ADCI or any ADCI Subsidiary.

(c) Dividends and Purchases of Stock. Until the Release Time, no dividend or liquidating or other distribution or stock split shall be authorized, declared, paid, or effected by ADCI in respect of the outstanding shares of ADCI Common Stock.

(d) Borrowing of Money. Until the Release Time, neither ADCI nor any ADCI Subsidiary shall borrow money, guarantee the borrowing of money, engage in any transaction, or enter into any material agreement, except in the ordinary course of business.

(e) Access. Until the Release Time, ADCI will afford the officers, directors, employees, counsel, agents, investment bankers, accountants, and other representatives of MHHI or any MHHI Subsidiary (as defined in Section 6.02(a)) and lenders, investors, and prospective lenders and investors free and full access to the plants, properties, books, and records of ADCI and the ADCI Subsidiaries, will permit them to make extracts from and copies of such books and records, and will from time to time furnish MHHI with such additional financial and operating data and other information as to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of ADCI and the ADCI Subsidiaries as MHHI from time to time may request. Until the Release Time, ADCI will cause the independent certified public accountants of ADCI and the ADCI Subsidiaries to make available to MHHI and its independent certified public accountants the work papers relating to the audits of ADCI and the ADCI Subsidiaries referred to in Section 6.01(c).

(f) Conduct of Business. Until the Release Time, ADCI will conduct its affairs and the affairs of the ADCI Subsidiaries so that at the Effective Time no representation or warranty of ADCI will be inaccurate, no covenant or agreement of ADCI will be breached, and no condition in this Agreement will remain unfulfilled by reason of the actions or omissions of ADCI or any ADCI Subsidiary. Except as otherwise requested by MHHI in writing, until the Release Time, ADCI and the ADCI Subsidiaries will use their best efforts to preserve the business operations of ADCI and the ADCI Subsidiaries intact, to keep available the services of their present personnel, to preserve in full force and effect the contracts, agreements, instruments, leases, licenses, arrangements, and understandings of ADCI and the ADCI Subsidiaries, and to preserve the good will of their suppliers, customers, and others having business relations with any of them. Until the Release Time, ADCI and the ADCI Subsidiaries will conduct their business and operations in all respects only in the ordinary course.

(g) Advice of Changes. Until the Release Time, ADCI will immediately advise MHHI in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed.

(h) Indemnification. ADCI agrees to indemnify and hold harmless MHHI's and Acquisition's officers, directors, employees, agents, and counsel against any and all losses, liabilities, claims, damages, and expenses whatsoever.

§ 5.02 Covenants of MHHI and Acquisition

MHHI and Acquisition each agrees that, unless ADCI otherwise agrees in writing:

(a) Certificate of Incorporation and By-laws. Until the Release Time, no amendment will be made in the certificate of incorporation or by-laws of MHHI or of any MHHI Subsidiary.

(b) Shares and Options. Until the Release Time, no shares of capital stock of MHHI or any MHHI Subsidiary, options or warrants for such shares, rights to subscribe to or purchase such shares, or securities convertible into or exchangeable for such shares, shall be issued or sold by MHHI or any MHHI Subsidiary.

(c) Dividends and Purchases of Stock. Until the Release Time, no dividend or liquidating or other distribution or stock split shall be authorized, declared, paid, or effected by MHHI in respect of the outstanding shares of MHHI Common Stock.

(d) Borrowing of Money. Until the Release Time, neither MHHI nor any MHHI Subsidiary shall borrow money, except in the ordinary course of business.

(e) Access. Until the Release Time, MHHI and Acquisition will afford the officers, directors, employees, counsel, agents, investment bankers, accountants, and other representatives of ADCI or any ADCI Subsidiary free and full access to the plants, properties, books, and records of MHHI and the MHHI Subsidiaries, will permit them to make extracts from and copies of such books and records, and will from time to time furnish ADCI with such additional financial and operating data and other information as to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of MHHI and the MHHI Subsidiaries as ADCI from time to time may request. Until the Release Time, MHHI and Acquisition will cause the independent certified public accountants of MHHI and the MHHI Subsidiaries to make available to ADCI and its independent certified public accountants the work papers relating to the audits of MHHI and the MHHI Subsidiaries referred to in Section 6.02(c).

(f) Conduct of Business. Until the Release Time, MHHI will conduct its affairs and the affairs of the MHHI Subsidiaries, and Acquisition will conduct its affairs, so that at the Effective Time no representation or warranty of MHHI or Acquisition will be inaccurate, no covenant or agreement of MHHI or Acquisition will be breached, and no condition in this Agreement will remain unfulfilled by reason of the actions or omissions of MHHI or any MHHI Subsidiary. Except as otherwise requested by ADCI in writing, until the Release Time, MHHI and the MHHI Subsidiaries will use their best efforts to preserve the business operations of MHHI and the MHHI Subsidiaries intact, to keep available the services of their present personnel, to preserve in full force and effect the contracts, agreements, instruments, leases, licenses, arrangements, and understandings of MHHI and the MHHI Subsidiaries, and to preserve the good will of their suppliers, customers, and others having business relations with any of them. [Until the Release Time, MHHI and the MHHI Subsidiaries other than Acquisition will conduct their business and operations in all respects only in the ordinary course.] Until the Release Time, Acquisition will conduct no business or operations except in connection with this Agreement, the Merger, or any of the other transactions contemplated by this Agreement.

(g) Advice of Changes. Until the Release Time, MHHI will immediately advise ADCI in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed.

(h) The Surviving Corporation agrees to indemnify and hold harmless ADCI's officers, directors, employees, agents, and counsel against any and all losses, liabilities, claims, damages, and expenses whatsoever.

VI. REPRESENTATIONS AND WARRANTIES

§ 6.01 Certain Representations and Warranties of ADCI

ADCI represents and warrants to MHHI and Acquisition as follows:

(a) Organization and Qualification. ADCI is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with all requisite power and authority, and all necessary consents, authorizations, approvals, orders, licenses, certificates, and permits of and from, and declarations and filings with, all federal, state, local, and other governmental authorities and all courts and other tribunals, to own, lease, license, and use its properties and assets and to carry on the business in which it is now engaged and the business in which it contemplates engaging.

(b) Capitalization. The authorized capital stock of ADCI consists of 50,000,000 shares of ADCI Common Stock, of which 100,000 shares are outstanding. Each of such outstanding shares of ADCI Common Stock and each outstanding share of capital stock of each ADCI Subsidiary is validly authorized, validly issued, fully paid, and nonassessable, has not been issued and is not owned or held in violation of any preemptive right of stockholders, and is owned of record and beneficially by the following persons in the case of ADCI in accordance with the following table:

Name of Stockholder   Number of Shares

Roy G. Warren   97,500
Olivier Colombo   2,500

(c) Financial Condition. ADCI has delivered to MHHI true and correct copies of the audited balance sheets of ADCI as of August 31, 2007; the audited statements of income, statements of retained earnings, and statements of cash flows of ADCI for the period ended August 31, 2007.

(d) Tax and Other Liabilities. Neither ADCI nor any ADCI Subsidiary has any liability of any nature, accrued or contingent, including without limitation liabilities for federal, state, local, or foreign taxes and penalties, interest, and additions to tax (“Taxes”), and liabilities to customers or suppliers, other than the following:

(1) That certain Consulting Agreement with Geoff Eiten dated July 15, 2007.

(e) Litigation and Claims. There is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or investigation pending, threatened, or in prospect (or any basis therefor known to ADCI or any ADCI Subsidiary), with respect to ADCI or any ADCI Subsidiary or any of their respective businesses, properties, or assets.

§ 6.02 Certain Representations and Warranties of MHHI and Acquisition

MHHI and Acquisition each represents and warrants to ADCI as follows:

(a) Organization and Qualification. MHHI and each of the MHHI Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with all requisite power and authority, and all necessary consents, authorizations, approvals, orders, licenses, certificates, and permits of and from, and declarations and filings with, all federal, state, local, and other governmental authorities and all courts and other tribunals, to own, lease, license, and use its properties and assets and to carry on the business in which it is now engaged and the business in which it contemplates engaging.

(b) Capitalization. The authorized capital stock of MHHI consists of 100,000,000 shares of MHHI Common Stock, of which 1,000,000 shares are outstanding and 20,000,000 shares of MHHI Preferred Stock, of which 75,000 shares of Series A Convertible Preferred Stock are outstanding. Each of such outstanding shares of MHHI and each outstanding share of capital stock of each MHHI Subsidiary is validly authorized, validly issued, fully paid, and non-assessable, has not been issued and is not owned or held in violation of any preemptive right of stockholders

(c) Financial Condition. MHHI has delivered to or made available to ADCI true and correct copies of its financial statements.

(d) Tax and Other Liabilities. Neither MHHI nor any MHHI Subsidiary has any liability of any nature, accrued or contingent, including without limitations liabilities for Taxes and liabilities to customers or suppliers

(e) Litigation and Claims. There is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or investigation pending, threatened, or in prospect (or any basis therefor known to MHHI or any MHHI Subsidiary) with respect to MHHI or any MHHI Subsidiary or any of their respective businesses, properties, or assets.

VII. ABANDONMENT AND TERMINATION

§ 7.01 Right of MHHI and Acquisition to Abandon

MHHI's and Acquisition's Board of Directors shall have the right to abandon or terminate the Merger at any time prior to the Effective Date.

§ 7.02 Right of ADCI to Abandon

ADCI's Board of Directors shall have the right to abandon or terminate the Merger at any time prior to the Effective Date.

VIII. ADDITIONAL TERMS OF ABANDONMENT

§ 8.01 Mandatory Abandonment

The Merger shall be abandoned or terminated if all parties agree in writing.

IX. OMITTED

X. MISCELLANEOUS

§ 10.01 Further Actions

At any time and from time to time, each party agrees, at its expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

§ 10.02 Availability of Equitable Remedies

Since a breach of the provisions of this Agreement could not adequately be compensated by money damages, any party shall be entitled, either before or after the Effective Time, in addition to any other right or remedy available to it, to an injunction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement, and, in either case, no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.

§ 10.03 Survival

The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall not survive the Effective Time.

§ 10.04 Modification

This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all existing agreements among them concerning such subject matter.

§ 10.05 Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested or by Federal Express, Express Mail, or similar overnight delivery or courier service or delivered (in person or by telecopy, telex, or similar telecommunications equipment) against receipt to the party to which it is to be given at the address of such party.

§ 10.06 Waiver

Any waiver by any party of a breach of any term of this Agreement shall not operate as or be construed to be a waiver of any other breach of that term or of any breach of any other term of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and be authorized by a resolution of the Board of Directors [or by an officer] of the waiving party. No party shall have the right to waive compliance with Section 8.01, the second sentence of Section 10.04, or this sentence.

§ 10.07 Binding Effect

The provisions of this Agreement shall be binding upon and inure to the benefit of MHHI, Acquisition, and ADCI and their respective successors and assigns and shall inure to the benefit of each MHHI Indemnitee and each ADCI Indemnitee and its successors and assigns (if not a natural person) and his assigns, heirs, and personal representatives (if a natural person).

§ 10.08 No Third-Party Beneficiaries

This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

§ 10.09 Separability

If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

§ 10.10 Headings

The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

§ 10.11 Counterparts; Governing Law

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of Delaware, without giving effect to conflict of laws.

IN WITNESS WHEREOF, this Agreement has been approved by resolution duly adopted by the Board of Directors of each of the parties hereto and has been executed by duly authorized officers of each of the parties hereto, and each of the parties hereto has caused its corporate seal to be hereunto affixed and attested by the signature of its Secretary or an Assistant Secretary, all as of the date first above written.

MASON HILL HOLDINGS, INC.

By: /s/ Geoff Eiten
Name: Geoff Eiten
Title: President

MH 09122007, INC.

By: /s/ April Frisby
Name: April Frisby
Title: President

ATTITUDE DRINK COMPANY, INC.

By: /s/ Roy G. Waren
Name: Roy G. Warren
Title: President